Exhibit 99.1

Dear U.S. Physical Therapy Shareholder:

The year 2006 proved to be challenging for our industry as well as our company. Fortunately, we were able to make a number of mid-course changes in response to those challenges. More importantly however, our team has come together with a renewed focus and intensity of effort with respect to the opportunities we believe are within our grasp.

In order to better understand our company’s performance in 2006, let’s reflect briefly on the environmental challenges our industry faced and then shift focus to what was achieved as well as the opportunities that lie ahead.

•	CMS (“Medicare”) instituted a “cap” on outpatient physical therapy services at $1,740 per patient for the calendar year beginning January 2006.

•	Physician ownership, particularly among orthopedic surgeons, continued its expansion; increasing competition, and making it necessary to further diversify our referral base.

•	We began 2006 with an extremely tight labor market for experienced physical and occupational therapists and faced rising cost pressure as a result.

•	CMS instituted some midyear rule changes regarding the Medicare “cap” as the result of Medicare beneficiaries deferring medically necessary physical therapy care.

As a result of these challenges we initiated a multi pronged plan to:

•	Improve our clinical productivity,

•	Reduce our corporate overhead,

•	Expand our de novo development efforts to bring more high quality, new partners into the company,

•	Close our smallest underperforming centers, especially in rural markets where staffing availability and opportunity for growth are limited,

•	Focus our time, effort and attention on our larger partnerships as well as our development efforts,

•	Expand and refocus our sales force, and

•	Initiate a significant service line expansion designed to drive new business and lever our “direct to consumer” capabilities where possible.

While 2006 presented a number of challenges for the outpatient therapy rehabilitation sector as a whole, we are extremely proud of our entire team for their diligence, persistence and focus on fighting through those challenges to help us finish the year in a much better position to take advantage of the opportunities before us.

Our Progress:

•	Development

In 2006 we achieved a record in the number of new partners having added 20. We also opened 10 satellites of existing partnerships. In addition, we expanded into a new, major market through the acquisition of a strong, 8 facilities private practice.

•	Efficiencies

In the spring of 2006, we implemented a new clinical bonus and productivity incentive program in an effort to better manage our costs and align our clinician’s efforts with the long term needs and objectives of our company. While we still have some work to do, we made solid progress throughout the year, improving efficiencies from the first to the fourth quarter, by over 11%.

•	Same Store Growth

Through the strength of our partnerships and the drive of our sales force, we were able to produce same store volume and revenue growth in a period when many of our competitors experienced volume and revenue reductions.

•	Balance Sheet

Our balance sheet remains strong. Even after our development and acquisition activity, as well as stock re-purchase, we finished the year with $11.5 million in cash and investments and a further reduction in the average age of our accounts receivables.

•	Intangibles

Sometimes difficult periods produce important results. Last year, while difficult, brought our team together and strengthened our resolve. We made hard decisions that resulted in a strong 4th quarter, including solid improvement in net income, earning’s per share, and clinical productivity. Additionally, we began revamping our partner training and have initiated a number of new programs that we believe will assist our company’s growth into the future.

Our Focus Forward

•	Volume Growth

This will be accomplished via a multi-faceted approach. Additional sales reps will be hired to allow for coverage of a greater number of facilities. We are enhancing our resources to oversee, mentor, train and scale the sales force. Service line expansion, which should assist in our market share growth, is a key focus of our management team. Programs will include traditional, as well as cash pay, consumer directed services.

•	Acquisitions

We will grow our business with a focus on markets that support efficiencies and synergies driven off of size and scale. Acquisitions, with an emphasis on those than can achieve these goals, should play an important role in promoting our growth.

•	De Novo Growth

Organic growth through start-ups will continue to be an important part of the company’s strategy. It remains an excellent use of capital. Markets that are sufficient in population to support one or more satellites will be emphasized, and small market, stand alone facilities, will be rare.

•	Creative Opportunities

We plan to explore joint ventures and other partnering options with healthcare and service related providers to further expand our network and drive additional business to our facilities.

•	Communication Trust and Transparency

Communication will remain important as a primary means to keep our stakeholders apprised of the strategy, opportunity, challenges and results that these strategic initiatives produce. We value the relationship we have with our partners and we are serious about our commitment to our patients, employees and shareholders. We will continue to do our best to move our company forward in a meaningful way.

We thank you for your continued support as we look forward to an exciting, productive and growth oriented year for our company.

Sincerely,

Chris Reading	Larry McAfee
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer